Exhibit 4.9

XOMA CORPORATION

Warrant to Purchase Shares of Common Stock

NEITHER THIS SECURITY NOR THE SECURITIES ISSUABLE UPON EXERCISE OR CONVERSION OF THIS SECURITY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED EXCEPT IN ACCORDANCE WITH APPLICABLE LAW.

THIS SECURITY IS HELD BY A PERSON WHO MAY BE DEEMED TO BE AN AFFILIATE OF THE ISSUER FOR PURPOSES OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

XOMA CORPORATION

WARRANT TO PURCHASE COMMON STOCK

Original Issue Date: February 26, 2016

VOID AFTER February 26, 2021

THIS CERTIFIES THAT, for value received, Torreya Partners LLC, or permitted registered assigns (the “Holder”), is entitled to subscribe for and purchase at the Exercise Price (defined below) from XOMA Corporation, a Delaware corporation (the “Company”), up to 165,000 shares of the common stock of the Company, par value $.0075 per share (the “Common Stock”).  This warrant (the “Warrant”) is issued pursuant to that certain Engagement Letter between the Company and Holder (the “Engagement Letter”).

1.DEFINITIONS.  Capitalized terms used herein but not otherwise defined herein shall have their respective meanings as set forth in the Engagement Letter.  As used herein, the following terms shall have the following respective meanings:

1.1“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

1.2“Eligible Market” means any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Market, The NASDAQ Global Select Market or The NASDAQ Capital Market.

1.3“Exercise Period” shall mean that period beginning on the Original Issue Date set forth above and continuing until the expiration of the five-year period thereafter, subject to earlier termination in accordance with Section 6 hereof.

1.4“Exercise Price” shall mean $0.7699 per share, subject to adjustment pursuant to Section 4 below.

1.5“Exercise Shares” shall mean the shares of Common Stock issuable upon exercise of this Warrant.

1.6“NASDAQ Rules” means the rules and regulations of The NASDAQ Stock Market LLC (“NASDAQ”) and any published or written interpretations thereof by NASDAQ or its staff.

1.7“Trading Day” shall mean (a) a day on which the Common Stock is listed or quoted and traded on its primary Trading Market (other than the OTC Bulletin Board), or (b) if the Common Stock is not then listed or quoted and traded on any Eligible Market, then a day on which the Common Stock is traded in the over‑the‑counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over‑the‑counter market as reported in the “pink sheets” by Pink Sheets LLC (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in clauses (a), (b) and (c) of this Section 1.7, then Trading Day shall mean a Business Day.

1.8“Trading Market” shall mean the OTC Bulletin Board or any Eligible Market, or any national securities exchange, market or trading or quotation facility on which the Common Stock is then listed or quoted.

2.EXERCISE OF WARRANT.  The rights represented by this Warrant may be exercised in whole or in part at any time during the Exercise Period, by delivery of the following to the Company at its address set forth on the signature page hereto (or at such other address as it may designate by notice in writing to the Holder):

(A)An executed Notice of Exercise in the form attached hereto;

(B)Payment of the Exercise Price either (i) in cash or by check or (ii) pursuant to Section 2.1 below; and

(C)This Warrant.

Execution and delivery of the Notice of Exercise shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Exercise Shares, if any. This Warrant shall be deemed to have been exercised on the date the Exercise Price is received by the Company (such date, the “Exercise Date”).

Upon the valid exercise of this Warrant, the Company shall promptly (but in no event later than three Trading Days after the Exercise Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate (provided that, if the Holder directs the Company to deliver a certificate for the Exercise Shares in a name other than that of the Holder or an Affiliate of the Holder and such Exercise Shares are not then eligible for sale without restriction under Rule 144, the Holder shall deliver to the Company on the Exercise Date (i) an opinion of counsel reasonably satisfactory to the

Company to the effect that the issuance of such Exercise Shares in such other name or names may be made pursuant to an available exemption from the registration requirements of the Securities Act and all applicable state securities or blue sky laws or (ii) a certificate, in form and substance reasonably satisfactory to the Company, that such Exercise Shares have been sold pusuant to an effective registration statement or pursuant to Rule 144), a certificate for the Exercise Shares issuable upon such exercise. If the Exercise Shares are to be issued free of all restrictive legends, the Company shall, upon the written request of the Holder, use its commercially reasonable efforts to transmit certificates for such Exercise Shares to the Holder by crediting the account of the transferee’s Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission (DWAC) system, or any successor system thereto, if, at the time of delivery of such Exercise Shares, the Company is generally able to so deliver Common Stock electronically.  Any delivery not effected by electronic transmission shall be effected by delivery of physical certificates.

The Person in whose name any certificate or certificates for Exercise Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which this Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate or certificates, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such Person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

Subject to the provisions of Section 2.4 and the final sentence of this paragraph and to the extent permitted by law, the Company’s obligations to issue and deliver Exercise Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Exercise Shares. The Holder shall, subject to the following proviso, have the right to pursue any remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Exercise Shares upon exercise of this Warrant as required pursuant to the terms hereof; provided, however, that notwithstanding anything to the contrary in this Warrant or in the Engagement Letter, if the Company is for any reason unable to deliver Exercise Shares upon exercise of this Warrant as required pursuant to the terms hereof, the Company shall have no obligation to pay to the Holder any cash or other consideration or otherwise “net cash settle” this Warrant.

2.1NET EXERCISE.  If during the Exercise Period the fair market value of one share of the Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant by payment of cash or by check, the Holder may, at its election, effect a “net exercise” of this Warrant, in which event, if so effected, the Holder shall receive Exercise Shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

X	=	Y*(A-B)
A

Where  X = the number of Exercise Shares to be issued to the Holder

Y =	the number of Exercise Shares with respect to which this Warrant is being exercised
A =	the Fair Market Value (as defined below) of one share of Common Stock (at the date of such calculation)
B =	Exercise Price (as adjusted to the date of such calculation)

For purposes of this Warrant, the “Fair Market Value” of one share of Common Stock shall mean (i) the average of the closing sales prices for the shares of Common Stock on The NASDAQ Global Market or other Eligible Market where the Common Stock is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to the Holder if Bloomberg Financial Markets is not then reporting sales prices of such security) (collectively, “Bloomberg”) for the ten (10) consecutive Trading Days immediately prior to the Exercise Date, or (ii) if an Eligible Market is not the principal Trading Market for the shares of Common Stock, the average of the reported sales prices reported by Bloomberg on the principal Trading Market for the Common Stock during the same period, or, if there is no sales price for such period, the last sales price reported by Bloomberg for such period, or (iii) if neither of the foregoing applies, the last sales price of such security in the over-the-counter market as reported in the “pink sheets” by Pink Sheets LLC (or any similar organization or agency succeeding to its functions of reporting prices) for such security as reported by Bloomberg, or if no sales price is so reported for such security, the last bid price of such security as reported by Bloomberg or (iv) if fair market value cannot be calculated as of such date on any of the foregoing bases, the fair market value shall be as determined by the Board of Directors of the Company in the exercise of its good faith judgment.

2.2ISSUANCE OF NEW WARRANTS.  Upon any partial exercise of this Warrant, the Company, at its expense, will forthwith and, in any event within five (5) Business Days, issue and deliver to the Holder a new warrant or warrants of like tenor, registered in the name of the Holder, exercisable, in the aggregate, for the balance of the number of shares of Common Stock remaining available for purchase under this Warrant.

2.3PAYMENT OF TAXES AND EXPENSES.  The Company shall pay any recording, filing, stamp or similar tax which may be payable in respect of any transfer involved in the issuance of, and the preparation and delivery of certificates (if applicable) representing, (i) any Exercise Shares purchased upon exercise of this Warrant and/or (ii) new or replacement warrants in the Holder’s name or the name of any transferee of all or any portion of this Warrant; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance, delivery or registration of any certificates for Exercise Shares or Warrants in a name other than that of the Holder.  The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Exercise Shares upon exercise hereof.

3.COVENANTS OF THE COMPANY.

3.1COVENANTS AS TO EXERCISE SHARES.  The Company covenants and agrees that all Exercise Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof.  The Company further covenants and agrees that the Company will at all times during the Exercise Period, have authorized and reserved, free from preemptive rights, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant.  If at any time during the Exercise Period the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this Warrant, the Company will use its commercially reasonable efforts to take such corporate action in compliance with applicable law as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

3.2NOTICES OF RECORD DATE AND CERTAIN OTHER EVENTS.  In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Company shall mail to the Holder, at least fifteen (15) days prior to the date on which any such record is to be taken for the purpose of such dividend or distribution, a notice specifying such date.  In the event of any voluntary dissolution, liquidation or winding up of the Company, the Company shall mail to the Holder, at least fifteen (15) days prior to the date of the occurrence of any such event, a notice specifying such date.  In the event the Company authorizes or approves, enters into any agreement contemplating, or solicits stockholder approval for any Fundamental Transaction (as defined in Section 6 herein), the Company shall mail to the Holder, at least fifteen (15) days prior to the date of the consummation of such event, a notice specifying such date. Notwithstanding the foregoing, the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

4.ADJUSTMENT OF EXERCISE PRICE AND SHARES. The Exercise Price and number of Exercise Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 4.

4.1If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the number of Exercise Shares issuable upon exercise of this Warrant shall be proportionately adjusted to reflect the distribution, subdivision or combination and the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to clause (i) of this Section 4.1 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clauses (ii) or (iii) of this Section 4.1 shall become effective immediately after the effective date of such subdivision or combination.

4.2If the Company, at any time while this Warrant is outstanding, distributes to holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by Section 4.1), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (in each case, “Distributed Property”), then in each such case the Holder shall be entitled upon exercise of this Warrant for the purchase of any or all of the Exercise Shares, to receive the amount of Distributed Property which would have been payable to the Holder had such Holder been the holder of such Exercise Shares on the record date for the determination of stockholders entitled to such Distributed Property.  The Company will at all times set aside in escrow and keep available for distribution to such holder upon exercise of this Warrant a portion of the Distributed Property to satisfy the distribution to which such Holder is entitled pursuant to the preceding sentence.

4.3Upon the occurrence of each adjustment pursuant to this Section 4, the Company at its expense will, at the written request of the Holder, promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Exercise Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based.  Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s transfer agent.

5.FRACTIONAL SHARES.  No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto.  All Exercise Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share.  If, after aggregation, the exercise would result in the issuance of a fractional share, the number of Exercise Shares to be issued will be rounded down to the nearest whole share.

6.FUNDAMENTAL TRANSACTIONS. If any capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another entity in which the Company is not the survivor or the stockholders of the Company immediately prior to such transaction own less than 50% of the voting power of the surviving entity immediately after such transaction, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another entity shall be effected (any such transaction being hereinafter referred to as a “Fundamental Transaction”), then the Company shall use its commercially reasonable efforts to ensure that the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Exercise Shares then issuable upon exercise in full of this Warrant. If any successor to the Company, surviving entity or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity does not agree to assume this Warrant in connection with a Fundamental Transaction, then the Holder may exercise this Warrant at any time prior to the consummation of such Fundamental Transaction (and such exercise may be made contingent upon the consummation of such Fundamental Transaction), and any portion of this Warrant that has not been exercised prior to the consummation of such Fundamental Transaction shall terminate and expire, and shall no longer be outstanding. The provisions of this Section 6 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the exercise of this Warrant.

7.NO STOCKHOLDER RIGHTS.  Other than as provided in Section 3.2 or otherwise herein, this Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

8.TRANSFER OF WARRANT.  This Warrant and all rights hereunder shall not be transferred. Any purported transfer of all or any portion of this Warrant in violation of the provisions of this Warrant shall be null and void.

9.LOST, STOLEN, MUTILATED OR DESTROYED WARRANT.  If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

10.NOTICES.  Any notice, request or other document required or permitted to be given or delivered hereunder shall be delivered in accordance with the notice provisions of the Engagement Letter.

11.ACCEPTANCE.  Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

12.GOVERNING LAW.  All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof. Each of the Company and the Holder hereby irrevocably waives personal service of process and consents to process being served in any Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under the Engagement Letter and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

13.AMENDMENT OR WAIVER.  Any term of this Warrant may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Holder. No waiver of any default with respect to any provision, condition or requirement of this Warrant shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of February 26, 2016

XOMA CORPORATION
By: /s/ Tom Burns
Name: Tom Burns Title: Chief Financial Officer, Vice President, Finance

ADDRESS:
XOMA Corporation
2910 Seventh Street
Berkeley, CA 94710

NOTICE OF EXERCISE

TO:XOMA Corporation

(1)[_]The undersigned hereby elects to purchase [______] shares of the common stock, par value $.001 (the “Common Stock”), of COMAPNY, INC. (the “Company”) pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

[_]The undersigned hereby elects to purchase [______] shares of Common Stock of the Company pursuant to the terms of the net exercise provisions set forth in Section 2.1 of the attached Warrant, and shall tender payment of all applicable transfer taxes, if any.

(2)Please issue the certificate for shares of Common Stock in the name of:

--------------------------------------------------------------------------------

Print or type name

--------------------------------------------------------------------------------

Social Security or other Identifying Number

--------------------------------------------------------------------------------

Street Address

--------------------------------------------------------------------------------

City State Zip Code

(3)If such number of shares shall not be all the shares purchasable upon the exercise of the Warrants evidenced by this Warrant, a new warrant certificate for the balance of such Warrants remaining unexercised shall be registered in the name of and delivered to:

Please insert social security or other identifying number:  ----------------------

---------------------------------------------------------------------------------

(Please print name and address)

---------------------------------------------------------------------------------

Dated:

(Date)	(Signature)
(Print name)